Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the use of our reports dated March 1, 2017, with respect to the consolidated balance sheets of Care Capital Properties, Inc. as of December 31, 2016 and 2015, and the related combined consolidated statements of income and comprehensive income, equity, and cash flows of Care Capital Properties, Inc. and Predecessors for each of the years in the three-year period ended December 31, 2016, and the related financial statement schedules, and the effectiveness of internal control over financial reporting as of December 31, 2016, incorporated herein by reference in the Amendment No. 1 to the Registration Statement on Form S-3 (File No. 333-215574) of Sabra Health Care REIT, Inc. Our reports refer to the combined consolidated financial statements of Care Capital Properties, Inc. and Predecessors for the periods prior to the separation, which represent a combination of entities under common control of Ventas, Inc. and have been “carved out” of Ventas, Inc.’s consolidated financial statements and reflect significant assumptions and allocations of certain operating expenses from Ventas, Inc. These costs may not be reflective of the actual costs which would have been incurred had the predecessors operated as an independent, stand-alone entity separate from Ventas, Inc. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ KPMG LLP

Chicago, Illinois

May 20, 2019